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                   SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM 8-K

                             CURRENT REPORT

                    PURSUANT TO SECTION 13 OR 15(D) OF
                    THE SECURITIES EXCHANGE ACT OF 1934


Date of Report (Date of Earliest Event Reported):    November 13, 1996
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                           EASTERN BANCORP, INC.
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           (Exact Name of Registrant as Specified in its Charter)


                                 Delaware
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               (State or Other Jurisdiction of Incorporation)


       0-14853                                    03-0304472
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(Commission File Number)                 (IRS Employer Identification No.)


537 Central Avenue, P.O. Box 700, Dover, New Hampshire         03820
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  (Address of principal executive offices)                   (Zip Code)


                                (802) 879-9000
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              Registrant's Telephone Number, Including Area Code


                                Not Applicable
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       (Former Name or Former Address, if Changed Since Last Report)

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ITEM 5.  OTHER EVENTS.

     On November 13, 1996, Eastern Bancorp, Inc., a Delaware corporation ("Eastern"), entered into an Agreement and Plan of Reorganization (the "Merger Agreement") by and among Eastern, Vermont Financial Services Corp., a Delaware corporation ("VFSC"), and Vermont Federal Bank, FSB, a federally chartered stock savings bank and a wholly-owned subsidiary of Eastern ("Vermont Federal"). Pursuant to the Merger Agreement, Eastern will merge with and into VFSC (the "Merger"), and Vermont Federal will become a wholly-owned subsidiary of VFSC.

     In connection with the Merger, each outstanding share of common stock, $.01 par value per share, of Eastern ("Eastern Common Stock") will be entitled to receive merger consideration, payable in cash or shares of common stock, $.01 par value per share, of VFSC ("VFSC Common Stock") or a combination of cash and VFSC Common Stock equal to the sum of (i) $7.25 plus
(ii) the product of 0.49 and the average closing bid price per share of VFSC Common Stock on the Nasdaq Stock Market during the 20-trading-day period ending on the fifth business day prior to the effective date of the Merger (the "Average VFSC Closing Price"), subject to the maximum and minimum collars described below. If the Average VFSC Closing Price is equal to or greater than $39.96, the acquisition price per share of Eastern Common stock will be fixed at $26.83 and if the Average VFSC Closing Price is equal to or less than $29.54 but not less than $26.06, the acquisition price per share of Eastern Common Stock will be fixed at $21.72. Assuming the Average VFSC Closing Price is less than or equal to $39.96 and greater than or equal to $29.54, the aggregate consideration to be paid in connection with the Merger will consist of approximately $26.65 million and approximately 1.8 million shares of VFSC Common Stock. The number of shares of VFSC Common Stock will be decreased if the Average VFSC Closing Price equals or exceeds the $39.96 maximum and increased if the Average VFSC Closing Price equals or falls below the $29.54 minimum. If the Average VFSC Closing Price is less than $26.06, Eastern may terminate the Merger unless VFSC agrees to issue additional shares of VFSC Common Stock such that the adjusted acquisition price per share of Eastern Common Stock is equal to $21.72.

     Eastern's stockholders may elect to receive cash, VFSC Common Stock or a combination of cash and VFSC Common Stock, subject to PRO RATA adjustment as set forth in the Merger Agreement to ensure that the total cash consideration to be paid and the total number of shares of VFSC Common Stock to be issued will equal the aggregate cash amount and share number referred to above.

     The Merger is intended to constitute a tax-free reorganization, and no gain or loss is expected to be recognized by VFSC, Eastern or Vermont Federal. The Merger will be accounted for as a purchase.

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     The consummation of the Merger and the transactions contemplated by the
Merger Agreement are subject to certain conditions customary in transactions of this nature, including, among others, approval by the stockholders of each of VFSC and Eastern and receipt of all necessary regulatory approvals. No assurance can be given that the Merger will be consummated. Each party also has the right to terminate the Merger Agreement under certain customary circumstances, including failure to consummate the Merger by November 30, 1997.

     In conjunction with the parties' signing of the Merger Agreement, Eastern granted VFSC an option, exercisable under certain conditions, to purchase up to 732,425 shares of Eastern Common Stock, at $21.00 per share each, subject to adjustment in certain events. If the option becomes exercisable, then Eastern would also be required to pay to VFSC a cash payment of $1 million.

     Four of Eastern's nine Directors, including Eastern's chairman, chief executive officer and executive vice president, who currently hold in the aggregate approximately 465,487 shares of Eastern Common Stock (not including options to purchase additional shares), or approximately 12.66% of the currently outstanding shares of Eastern Common Stock, have agreed in a separate letter agreement to vote all of their shares in favor of the Merger and against any other competing transaction.

     Certain additional information regarding the Merger is contained in Eastern's press release dated November 14, 1996, included as an exhibit hereto and incorporated herein.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

     (c)  Exhibits.

          See Index to Exhibits attached hereto.

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                                  SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 21, 1996            EASTERN BANCORP, INC.
                                    (Registrant)



                                    /s/ John A. Cobb
                                    --------------------------------
                                    By:  John A. Cobb,
                                         President and Chief
                                         Executive Officer



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                               INDEX TO EXHIBITS


Exhibit
Number
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99.1      Press Release of Eastern Bancorp, Inc. dated November 14, 1996.










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